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                                                                    EXHIBIT 10.1

                             THE TIMBERLAND COMPANY
                           2006 COO INCENTIVE PROGRAM

                               (effective 9/30/06)

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                             THE TIMBERLAND COMPANY
                           2006 COO INCENTIVE PROGRAM

     This instrument sets forth the terms of The Timberland Company 2006 COO Incentive Program. The Program is established under The Timberland Company 1997 Incentive Plan, and amounts paid under the Program are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

     1. Purpose. The purpose of the Program is to provide competitive incentive pay and capital accumulation opportunities to the Company's Executive Vice President and Chief Operating Officer in exchange for his attainment of a specified Performance Goal, continued employment through date of Award payout, if any, and agreement not to compete for a one year period following his termination of employment.

     2. Definitions. The following terms shall have the following meanings unless the context indicates otherwise.

          (a) "Affiliate" shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

          (b) "Award" shall mean the opportunity to earn incentive pay, in the form of Unrestricted Stock and cash, based on performance, as described in
     Section 5.

          (c) "Award Period" shall mean the fiscal twelve month period commencing September 30, 2006 and ending September 28, 2007, and shall be the measurement period during which Goal attainment is determined.

          (d) "Board" shall mean the Board of Directors of The Timberland
     Company.

          (e) "Cause" shall mean (i) the willful and continued failure of the Participant to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written specific demand by the Board for substantial performance is delivered to the Participant, (ii) fraud or dishonesty by the Participant with respect to the Company, or (iii) the Participant's conviction of, or plea of nolo contendre to, any non-vehicular felony. The Company may treat a termination of the Participant's employment as termination for Cause only after (A) giving the Participant written notice of the intention to terminate for Cause and of his right to a hearing in front of the Board and (B) conducting such hearing at least ten (10) days after such notice at which the Participant may be represented by counsel.

          (f) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

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          (g) "Committee" shall mean the Management Development and Compensation
     Committee of the Board.

          (h) "Company" shall mean The Timberland Company.

          (i) "Disability" shall mean eligibility by the Participant for benefits under the Company's Long Term Disability Plan.

          (j) "Good Reason" shall mean resignation or other voluntary termination of employment by the Participant within the sixty (60) days following (i) a permanent material reduction of the Participant's duties and responsibilities or a permanent change in the Participant's duties and responsibilities such that the Participant's duties and responsibilities are materially inconsistent with the type of duties and responsibilities of the Participant in effect immediately prior to such reduction or change,
     (ii) a material reduction in the Participant's compensation or Participant benefits if such reduction results in the Participant's receiving compensation and benefits which are, in the aggregate, less than the compensation and benefits then currently received by the Participant (other than reductions of compensation or benefits applicable to management executives of the Company in general), or (iii) relocation of the Participant's principal place of work without his consent to a location more than thirty-five (35) miles from its current location, or (iv) the imposition, without the Participant's consent, of a significant increase in the travel requirements that cause the Participant to be away from his principal place of work for a significantly greater period of time than prior to such increase.

          (k) "Participant" shall mean Kenneth P. Pucker.

          (l) "Performance Goal" or "Goal" shall mean the financial objective that must be met to earn incentive pay.

          (m) "Performance Measure" shall mean Revenue.

          (n) "Plan" shall mean The Timberland Company 1997 Incentive Plan, as amended.

          (o) "Program" shall mean The Timberland Company 2006 COO Incentive Program.

          (p) "Revenue" shall mean the sum of the Company's consolidated total revenue as reported in the Company's filings with the Securities and Exchange Commission covering the Award Period.

          (q) "Stock" shall mean Class A Common Stock of the Company, par value $.01 per share.

          (r) "Unrestricted Stock" shall mean Stock not subject to restrictions under the Plan requiring that such Stock be redelivered to the Company.

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     3. Administration. The Program shall be administered by the Committee in accordance with the terms of the Plan. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would be otherwise due the Participant upon attainment of a Performance Goal. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.

     4. Participation. The Participant was designated by the Committee at its meeting on September 19, 2006, to participate during the Award Period.

     5. Award. The Award and the Award Period were established by the Committee at its meeting on September 19, 2006. One component of the Award was expressed in dollars which will be converted to a number of shares of Unrestricted Stock after the end of the Award Period. The other component of the Award was expressed as an opportunity to receive a cash bonus. Both components of the Award are based on the attainment of a specific Performance Goal described in
Section 6. The Award shall not be changed or modified during the Award Period to increase the amount of incentive pay that would otherwise become payable. (Schedule A attached shows the Award and the Award Period.)

     6. Performance Measure and Goal. The Performance Measure and Goal were established by the Committee at its meeting on September 19, 2006. The Performance Goal shall not be changed or modified during the Award Period to increase the amount of incentive pay that would otherwise become payable. (Schedule A attached sets forth the Performance Measure and Goal.)

     7. Award Payout Calculation.

          (a) Award payout shall be conditioned on attainment of the Performance Goal. No payout shall be made unless the Goal is attained, and the payout shall not be increased to the extent the Goal is surpassed.

          (b) The Company's independent public accountants shall have audited and/or reviewed the Company's Revenue calculations for the Award Period, as disclosed in the Company's filings with the Securities and Exchange Commission ("Independent Review"), that are used in determining achievement of the Award.

          (c) The Committee shall promptly approve or disapprove the Award payout following completion of the Independent Review. The Committee may reduce the Award payout to reflect extraordinary circumstances if such modification would better serve the purpose of the Plan.

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     8. Award Payment.

          (a) The Award payout shall be made as soon as practicable, but not later than December 31, 2007, subject to the Independent Review and the Committee's approval of the Award. The Unrestricted Stock component of the Award, expressed in dollars on Schedule A, will be converted to shares of Stock based on the closing price of the Company's Stock on the New York Stock Exchange as of the close of business on the day the Committee approves the Award payout. To be eligible to receive the payout, the Participant must be employed by the Company or an Affiliate on the Award payout date.

          (b) The payout for the Award Period shall be in the form of Unrestricted Stock and cash as set forth on Schedule A.

     9. Acceleration of Payment. Notwithstanding any provision herein to the contrary, the Award payout shall not be conditioned on attainment of the Performance Goal, and payment shall be made promptly following termination of employment in the event (a) the Participant terminates his employment for Disability, (b) Participant's employment terminates by reason of death, (c) the Participant's employment is terminated by the Company without Cause or (d) the Participant voluntarily terminates his employment for Good Reason. In the event the Company terminates the Participant's employment for Cause or the Participant voluntarily terminates employment with the Company and its subsidiaries without Good Reason, the Participant shall not be entitled to an Award payout under this Program.

     10. Payment Upon Change in Control. In the event of a transaction described in Section 7 of the Plan, relating to a change in control of the Company, Participant's right to the Award payout shall not be conditioned on attainment of the Performance Goal, and payment of the Unrestricted Stock component of the Award shall be made promptly following the transaction subject to the requirements of Section 7 of the Plan. Payment of the cash component of the Award shall be made promptly after the Award Period ends, unless Participant's employment terminates after the transaction and before the end of the Award Period as a result of an event described in Section 9 above, in which case payment of such component shall be made promptly following termination of employment. In the event the Company terminates the Participant's employment for Cause or the Participant voluntarily terminates employment with the Company and its subsidiaries without Good Reason, after the transaction, the Participant shall not be entitled to payment of the cash component of the Award.

     11. Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from the Award or permit the Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements. The Company and its Affiliates shall have no obligation to make, and the Participant shall not be entitled to receive from the Company or any Affiliate (directly or indirectly), any tax gross-up payment with respect to this Program.

     12. Employment. Receiving an Award or Award payout shall not give the Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline the Participant.

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                             THE TIMBERLAND COMPANY
                           2006 COO INCENTIVE PROGRAM

                               Schedule A - Awards

       Award            Award Period      Performance Measure    Wtg    Goal      Amount
------------------   -----------------   ---------------------   ----   ----   -----------
Unrestricted Stock   9/30/06 - 9/28/07   Revenue                 100%          $1,000,000

Cash                 9/30/06 - 9/28/07   Revenue                 100%          $2,000,000